Year-over-year Sales Growth and Gross Profit Improvement Highlight
Cooper Standard's First Quarter 2023 Results

NORTHVILLE, Mich., May 3, 2023 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the first quarter 2023.

First Quarter 2023 Summary
•Sales totaled $682.5 million, an increase of 11.3% compared to first quarter 2022
•Gross profit of $41.8 million, an increase of 94.2% compared to first quarter 2022
•Net loss of $130.4 million or $(7.57) per diluted share included $81.9 million loss on refinancing and extinguishment of debt
•Adjusted EBITDA totaled $12.5 million; adjusted EBITDA margin improved by approximately 180 basis points vs. first quarter 2022
•Quarter-end cash balance of $105.8 million; continuing solid total liquidity of $254.8 million
“We made good progress in our inflation recovery initiatives and commercial negotiations with our customers during the quarter,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “Recognizing the value we provide them, our customers have been supportive. We expect additional inflation recovery, price adjustments and increasing production volume will drive improved financial results in the remaining quarters of the year.”

Consolidated Results

	Three Months Ended March 31,
	2023	2022
	(dollar amounts in millions except per share amounts)
Sales	$682.5	$613.0
Net loss	$(130.4)	$(61.4)
Adjusted net loss	$(46.2)	$(51.4)
Loss per diluted share	$(7.57)	$(3.58)
Adjusted loss per diluted share	$(2.68)	$(3.00)
Adjusted EBITDA	$12.5	$0.1
The year-over-year increase in first quarter sales was primarily attributable to favorable volume and mix as well as realized recoveries of material cost inflation, which are reflected in price adjustments. These were partially offset by foreign exchange.

Net loss for the first quarter 2023 was $130.4 million, including $81.9 million in losses related to refinancing and extinguishment of debt, restructuring charges of $2.4 million and other special items. Net loss for the first quarter 2022 was $61.4 million, including restructuring charges of $7.8 million and other special items. Adjusted net loss, which excludes refinancing costs, restructuring, other special items and their related tax impact, was $46.2 million in the first quarter 2023 compared to adjusted net loss of $51.4 million in the first quarter of 2022. The year-over-year improvement was primarily due to improved volume and mix and favorable price adjustments, partially offset by higher interest expense and continuing inflationary pressure, including higher labor and energy costs.

Adjusted EBITDA for the first quarter of 2023 was $12.5 million compared to $0.1 million in the first quarter of 2022. The year-over-year improvement was primarily due to improved volume and mix, favorable price adjustments, and savings generated from lean manufacturing and purchasing initiatives. These were partially offset by continuing inflationary pressures, including higher labor and energy costs, and unfavorable foreign exchange.

Adjusted net loss, adjusted EBITDA and adjusted loss per diluted share are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Automotive New Business Awards

The Company continues to leverage its world-class engineering and manufacturing capabilities, its innovation programs and its reputation for quality and service to win new business awards with its customers and capitalize on positive trends associated with electric vehicles. During the first quarter of 2023, the Company received net new business awards on electric vehicle platforms representing approximately $18 million in incremental anticipated future annualized sales.

Segment Results of Operations

Sales

	Three Months Ended March 31,			Variance Due To:
	2023	2022	Change	Volume / Mix*	Foreign Exchange
	(dollar amounts in thousands)
Sales to external customers
North America	$365,127	$321,894	$43,233	$45,404	$(2,171)
Europe	161,855	131,414	30,441	37,671	(7,230)
Asia Pacific	94,785	103,753	(8,968)	(1,957)	(7,011)
South America	28,841	21,519	7,322	7,311	11
Total Automotive	650,608	578,580	72,028	88,429	(16,401)
Corporate, eliminations and other	31,850	34,404	(2,554)	(2,019)	(535)
Consolidated sales	$682,458	$612,984	$69,474	$86,410	$(16,936)
* Net of customer price adjustments
•Volume and mix, net of customer price adjustments including recoveries, was mainly driven by vehicle production volume increases due to the stabilization of the supply environment.
•The impact of foreign currency exchange was primarily related to the Euro, Chinese Renminbi and Canadian Dollar.

Adjusted EBITDA

	Three Months Ended March 31,			Variance Due To:
	2023	2022	Change	Volume/ Mix*	Foreign Exchange	Cost (Increases)/ Decreases
	(dollar amounts in thousands)
Segment adjusted EBITDA
North America	$25,874	$17,496	$8,378	$19,798	$(3,694)	$(7,726)
Europe	(12,395)	(14,657)	2,262	15,443	(1,678)	(11,503)
Asia Pacific	1,690	(742)	2,432	(216)	(1,758)	4,406
South America	1,928	(409)	2,337	3,317	(344)	(636)
Total Automotive	17,097	1,688	15,409	38,342	(7,474)	(15,459)
Corporate, eliminations and other	(4,640)	(1,543)	(3,097)	1,075	(198)	(3,974)
Consolidated adjusted EBITDA	$12,457	$145	$12,312	$39,417	$(7,672)	$(19,433)
* Net of customer price adjustments

•Volume and mix, net of customer price adjustments including recoveries, was driven by vehicle production volume increases due to the stabilization of the supply environment.
•The impact of foreign currency exchange was primarily related to the Mexican Peso, Chinese Renminbi and Euro.
•The Cost (Increases) / Decreases category above includes:
◦Commodity cost and inflationary economics; and
◦Manufacturing and purchasing savings through lean initiatives.

Cash and Liquidity

As of March 31, 2023, Cooper Standard had cash and cash equivalents totaling $105.8 million. Total liquidity, including availability under the Company's amended senior asset-based revolving credit facility, was $254.8 million at the end of the first quarter 2023.

Based on current expectations for light vehicle production and customer demand for our products, the Company expects its current solid liquidity, including access to flexible credit facilities, will provide sufficient resources to support ongoing operations and the execution of planned strategic initiatives for the foreseeable future.

Outlook

Industry projections for global light vehicle production anticipate continued modest growth through the remainder of the year. The Company expects to successfully conclude commercial negotiations to drive further inflation recovery and positive, sustainable price adjustments, which would boost top line growth and margin expansion in the final three quarters of the year. Company management anticipates providing an update to full-year guidance in conjunction with the release of second quarter results.

Conference Call Details

Cooper Standard management will host a conference call and webcast on May 4, 2023 at 9:00 a.m. ET to discuss its first quarter 2023 results, provide a general business update and respond to investor questions. Investors and other interested parties may listen to the call by accessing the online, real-time webcast at
https://edge.media-server.com/mmc/p/9dmawye4.

Investors, analysts and other representatives of the investment community who wish to participate by phone in the live conference and have the opportunity to ask questions during Q&A will need to pre-register for the call by visiting https://register.vevent.com/register/BId7a0aa41b3f040dbb335a5e38b74961f. Once registration is completed, participants will be provided with a dial-in number and a personalized conference code to access the call. Participants should dial in at least five minutes prior to the start of the call.

A replay of the webcast will be available on the investors’ portion of the Cooper Standard website (http://www.ir.cooperstandard.com) shortly after the live event.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., with locations in 21 countries, is a leading global supplier of sealing and fluid handling systems and components. Utilizing our materials science and manufacturing expertise, we create innovative and sustainable engineered solutions for diverse transportation and industrial markets. Cooper Standard's approximately 23,000 employees are at the heart of our success, continuously improving our business and surrounding communities. Learn more at www.cooperstandard.com or follow us on Twitter @CooperStandard.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: volatility or decline of the Company’s stock price, or absence of stock price appreciation; impacts, including commodity cost increases and disruptions related to the war in Ukraine and the COVID-related lockdowns in China; our ability to offset the adverse impact of higher commodity and other costs through negotiations with our customers; the impact, and expected continued impact, of the COVID-19 outbreak on our financial condition and results of operations; significant risks to our liquidity presented by the COVID-19 pandemic risk; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy through our Advanced Technology Group; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and variable rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations.; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

	Three Months Ended March 31,
	2023	2022
Sales	$682,458	$612,984
Cost of products sold	640,630	591,442
Gross profit	41,828	21,542
Selling, administration & engineering expenses	52,089	51,904
Amortization of intangibles	1,807	1,746
Restructuring charges	2,379	7,831
Impairment charges	—	455
Operating loss	(14,447)	(40,394)
Interest expense, net of interest income	(30,220)	(18,177)
Equity in losses of affiliates	(198)	(1,356)
Loss on refinancing and extinguishment of debt	(81,885)	—
Other expense, net	(4,004)	(1,211)
Loss before income taxes	(130,754)	(61,138)
Income tax expense	358	652
Net loss	(131,112)	(61,790)
Net loss attributable to noncontrolling interests	745	430
Net loss attributable to Cooper-Standard Holdings Inc.	$(130,367)	$(61,360)

Weighted average shares outstanding
Basic	17,229,423	17,136,411
Diluted	17,229,423	17,136,411

Loss per share:
Basic	$(7.57)	$(3.58)
Diluted	$(7.57)	$(3.58)

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	March 31, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$105,840	$186,875
Accounts receivable, net	393,717	358,700
Tooling receivable, net	100,668	95,965
Inventories	172,491	157,756
Prepaid expenses	28,295	31,170
Income tax receivable and refundable credits	13,670	13,668
Other current assets	123,099	101,515
Total current assets	937,780	945,649
Property, plant and equipment, net	638,473	642,860
Operating lease right-of-use assets, net	91,990	94,571
Goodwill	142,024	142,023
Intangible assets, net	45,883	47,641
Other assets	86,917	90,785
Total assets	$1,943,067	$1,963,529

Liabilities and Equity
Current liabilities:
Debt payable within one year	$52,813	$54,130
Accounts payable	390,861	338,210
Payroll liabilities	120,158	99,029
Accrued liabilities	146,292	119,463
Current operating lease liabilities	20,132	20,786
Total current liabilities	730,256	631,618
Long-term debt	996,822	982,054
Pension benefits	100,324	98,481
Postretirement benefits other than pensions	30,909	31,014
Long-term operating lease liabilities	75,586	77,617
Other liabilities	36,000	41,553
Total liabilities	1,969,897	1,862,337
Equity:
Common stock, $0.001 par value, 190,000,000 shares authorized; 19,204,327 shares issued and 17,138,518 shares outstanding as of March 31, 2023, and 19,173,838 shares issued and 17,108,029 outstanding as of December 31, 2022	17	17
Additional paid-in capital	508,238	507,498
Retained deficit	(320,198)	(189,831)
Accumulated other comprehensive loss	(207,598)	(209,971)
Total Cooper-Standard Holdings Inc. equity	(19,541)	107,713
Noncontrolling interests	(7,289)	(6,521)
Total equity	(26,830)	101,192
Total liabilities and equity	$1,943,067	$1,963,529

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31,
	2023	2022
Operating Activities:
Net loss	$(131,112)	$(61,790)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	26,175	30,387
Amortization of intangibles	1,807	1,746
Impairment charges	—	455
Share-based compensation expense	1,467	584
Equity in losses of affiliates, net of dividends related to earnings	198	1,356
Loss on refinancing and extinguishment of debt	81,885	—
Deferred income taxes	367	(511)
Other	1,206	509
Changes in operating assets and liabilities	48,386	15,051
Net cash provided by (used in) operating activities	30,379	(12,213)
Investing activities:
Capital expenditures	(29,263)	(32,314)
Proceeds from deferred sale of fixed assets	—	50,008
Other	232	2,377
Net cash (used in) provided by investing activities	(29,031)	20,071
Financing activities:
Proceeds from issuance of long-term debt, net of debt issuance costs	927,450	—
Repayment and refinancing of long-term debt	(927,046)	—
Principal payments on long-term debt	(755)	(1,429)
Decrease in short-term debt, net	(1,312)	(1,667)
Debt issuance costs and other fees	(73,965)	—
Taxes withheld and paid on employees' share-based payment awards	(195)	(523)
Other	163	646
Net cash used in financing activities	(75,660)	(2,973)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(2,850)	5,123
Changes in cash, cash equivalents and restricted cash	(77,162)	10,008
Cash, cash equivalents and restricted cash at beginning of period	192,807	251,128
Cash, cash equivalents and restricted cash at end of period	$115,645	$261,136

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet:
	Balance as of
	March 31, 2023	December 31, 2022
Cash and cash equivalents	$105,840	$186,875
Restricted cash included in other current assets	8,912	4,650
Restricted cash included in other assets	893	1,282
Total cash, cash equivalents and restricted cash	$115,645	$192,807

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of sales. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on S&P Global (IHS Markit) forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net loss:

	Three Months Ended March 31,
	2023	2022
Net loss attributable to Cooper-Standard Holdings Inc.	$(130,367)	$(61,360)
Income tax expense	358	652
Interest expense, net of interest income	30,220	18,177
Depreciation and amortization	27,982	32,133
EBITDA	$(71,807)	$(10,398)
Restructuring charges	2,379	7,831
Deconsolidation of joint venture (1)	—	2,257
Impairment charges (2)	—	455
Loss on refinancing and extinguishment of debt (3)	81,885	—
Adjusted EBITDA	$12,457	$145

Sales	$682,458	$612,984
Net loss margin	(19.1)%	(10.0)%
Adjusted EBITDA margin	1.8%	—%
(1)Loss attributable to deconsolidation of a joint venture in the Asia Pacific region, which required adjustment to fair value in the three months ended March 31, 2022.
(2)Non-cash impairment charges in the three months ended March 31, 2022 related to idle assets in Europe.
(3)Loss on refinancing and extinguishment of debt relating to the previously disclosed refinancing transactions during the three months ended March 31, 2023.

Adjusted Net Loss and Adjusted Loss Per Share
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)
The following table provides a reconciliation of net loss to adjusted net loss and the respective loss per share amounts:

	Three Months Ended March 31,
	2023	2022
Net loss attributable to Cooper-Standard Holdings Inc.	$(130,367)	$(61,360)
Restructuring charges	2,379	7,831
Deconsolidation of joint venture (1)	—	2,257
Impairment charges (2)	—	455
Loss on refinancing and extinguishment of debt (3)	81,885	—
Tax impact of adjusting items (4)	(71)	(584)
Adjusted net loss	$(46,174)	$(51,401)

Weighted average shares outstanding:
Basic	17,229,423	17,136,411
Diluted	17,229,423	17,136,411

Loss per share:
Basic	$(7.57)	$(3.58)
Diluted	$(7.57)	$(3.58)

Adjusted loss per share:
Basic	$(2.68)	$(3.00)
Diluted	$(2.68)	$(3.00)

(1)Loss attributable to deconsolidation of a joint venture in the Asia Pacific region, which required adjustment to fair value in the three months ended March 31, 2022.
(2)Non-cash impairment charges in the three months ended March 31, 2022 related to idle assets in Europe.
(3)Loss on refinancing and extinguishment of debt relating to the previously disclosed refinancing transactions during the three months ended March 31, 2023.
(4)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred and other discrete tax expense.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)
The following table defines free cash flow:

	Three Months Ended March 31,
	2023	2022
Net cash provided by (used in) operating activities	$30,379	$(12,213)
Capital expenditures	(29,263)	(32,314)
Free cash flow	$1,116	$(44,527)